Exhibit 107

Calculation of Filing Fee Table

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Form Type)

Laser Photonics Corporation

(Exact Name of Registrant As Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit ($)	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share(2)	Rule 457(o)	—	—	$10,000,000	$0.0001381	$1,381.00
	Equity	Placement Agent’s Warrants to purchase shares of Common Stock(3)(4)(5)	Rule 457(g)	—	—	—	$0.0001381	0.00
	Equity	Common Stock, par value $0.001 per share underlying Placement Agent’s Warrants(3)	Rule 457(g) and Rule 457(o)	—	—	$875,000	$0.0001381	$120.83
	Equity	Common Stock, par value $.001 per share, underlying series A-1 warrants(5)	Rule 457(g)	—	—	10,000,000	$0.0001381	1,381.00
	Equity	Common Stock, par value $.001 per share, underlying series A-2 warrants(5)	Rule 457(g)	—	—	$10,000,000	$0.0001381	$1,381.00
			Total Offering Amounts			$30,875,000	$0.0001381	$4,263.83
			Total Fees Previously Paid					$1,381.00
			Total Fee Offset					$0.00
			Net Fee Due					$2,882.83

(1)

In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares of Common Stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)

The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the shares of Common Stock based on an assumed initial public offering price of $2.12 per share, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(3)	The Placement Agent’s Warrants entitle the holder to purchase 7% of the shares of Common Stock sold in this offering at a per share exercise price equal to 125% of the public offering price. As estimated solely for the purpose of recalculating the registration fee pursuant to Rule 457(o), the Proposed Maximum Aggregate Offering Price of the Placement Agent’s Warrants is $875,000, which is determined by multiplying 330,188 shares of common stock (7% of 4,716,981 shares) by $2.65 (125% of the Proposed Maximum Aggregate Offering Price).

(4)	The Proposed Maximum Aggregate Offering Price of the Common Stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Warrants offered and sold in the offering, and as such the Proposed Maximum Offering Price of the Common Stock and Pre-Funded Warrants (including the Common Stock issuable upon exercise of the pre-funded warrants) if any, is $10,000,000.

(5)	No separate registration fee is required pursuant to Rule 457(g) for the Placement Agent’s Warrants and the Common Warrants.